Exhibit 99.1

FOR IMMEDIATE RELEASE

March 28, 2012

Contact:

John B. Woodlief

Vice President – Finance and

Chief Financial Officer

704-372-5404

Ruddick Corporation Announces Name Change to

Harris Teeter Supermarkets, Inc., Change in NYSE Ticker Symbol to “HTSI”,

Relocation of Principal Office and Changes to Executive Officers

CHARLOTTE, N.C.— March 28, 2012--Ruddick Corporation (NYSE: RDK) today reported that pursuant to the authorization granted by its shareholders at its February 16, 2012 Annual Meeting of Shareholders, the Board of Directors, at a duly scheduled meeting, approved changing the name of the Company from “Ruddick Corporation” to “Harris Teeter Supermarkets, Inc.”  As previously disclosed, the Board of Directors determined that the new name better describes the Company’s current operating activities and long-term strategic focus than the prior name, and believes that “Harris Teeter” represents a strong tradition of quality and focus on customer service.

The Board of Directors also approved changing the Company’s ticker symbol for shares of its common stock listed on the New York Stock Exchange from “RDK” to “HTSI”. In addition, the Board of Directors approved relocating the Company’s principal offices to the offices of its subsidiary, Harris Teeter, Inc., at 701 Crestdale Road, Matthews, North Carolina 28105. The name change and relocation are expected to be effective April 2, 2012, and the ticker symbol change is expected to occur as of the opening of the NYSE trading market on April 2, 2012.

The Company also announced changes in the executive officers of the Company as follows: Thomas W. Dickson has been named Chairman of the Board and Chief Executive Officer, previously having served as Chairman of the Board, President and Chief Executive Officer; Frederick J. Morganthall, II, has been named President and Chief Operating Officer, previously having served as President of Harris Teeter, Inc.; John B. Woodlief has been named Executive Vice President and Chief Financial Officer, previously having served as Vice President-Finance and Chief Financial Officer; and Rodney C. Antolock has been named Executive Vice President, previously having served as Executive Vice President, Operations & Merchandising, of Harris Teeter, Inc.  The

executive officer appointments are effective April 2, 2012, and the executive officers of the Company will also serve in identical roles in Harris Teeter, Inc. as of such date.

Ruddick Corporation is a holding company for Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.